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                                                                    EXHIBIT 99

                                                                       NEWS
                                                                     RELEASE


U.S. MEDICAL SYSTEMS, INC.
(FORMALLY MEDICAL POLYMERS TECHNOLOGIES, INC.)

FOR INFORMATION CONTACT:                                       TRADING SYMBOLS:
Lee Cooke                                         NASD OTC Bulletin Board -USME
Chief Executive Officer                                                VSE -USS





                              FOR IMMEDIATE RELEASE
                                NOVEMBER 12, 1997
            U.S. MEDICAL SYSTEMS, INC. REPORTS FIRST QUARTER RESULTS


AUSTIN, TX -- U.S. Medical Systems, Inc. today announced results for its 1998 fiscal year first quarter ended September 30, 1997. For the quarter, this bio-medical technology company posted a net profit of $42,000 or $0.01 cents a share on net revenue of $213,000 compared to the prior year net loss of $102,000 or $0.08 cents a share, on revenue of $103,000.

Mr. Lee Cooke, Chairman and Chief Executive Officer stated, "This is the best financial performance the Company has experienced in over two years." This improvement resulted from increased orders of the Company's dental cleaner introduced to the market in 1993. However, the sales of Miracle Grip(R) denture adhesive dropped by 39% over the same quarter last year. Mr. Cooke expected overall sales to be weaker in the second quarter of 1998 due to this decline in Miracle Grip(R) sales.

"The Company continues to pursue its strategy to add other sources of revenue or secure a merger partner." stated Cooke.

Certain statements contained herein are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to Company's management. Because such "forward-looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. Such forward-looking statements include, but are not limited to, competitive factors, general economic condition, customer relations, relationships with vendors, government supervision and regulation, product introductions and acceptance, technological changes, changes in industry practices, and other factors discussed in filings made by the Company with the Securities and Exchange Commission.

The mission of U.S. Medical Systems, Inc. is to develop and commercialize innovative products, concentrating on its polymer based technologies. The Company seeks to become a leader in the market niches it enters by providing unique value-added products.

                                --Table Follows--

_______________________________________________________________________________
7600 Burnet Road, Suite 350,      TEL (512) 458-3335       FAX (512) 458-3343
     Austin, TX 78757

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                                      TABLE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           U.S. MEDICAL SYSTEMS, INC.

                                                Quarter Ended
                               -------------------------------------------
                                                 September 30
                                     1997                       1996
                               -------------------------------------------
                                                 (Unaudited)
     Sales                           $213                       $103

     Net Profit (Loss)                $42                      $(102)

     Gain per share                  $0.01                     $(0.08)

     Weighted Avg shares o/s         2,874                      1,216


The Vancouver Stock Exchange has neither approved nor disapproved the information contained herein.







_______________________________________________________________________________
7600 Burnet Road, Suite 350,      TEL (512) 458-3335       FAX (512) 458-3343
     Austin, TX 78757